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Special Committee of the Board of Directors—
Little Switzerland, Inc.

Fairness Opinion Review

August 23, 2002

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Private and Confidential

        The attached materials have been compiled and prepared by Ryan, Beck & Co., LLC solely for the use and information of the Special Committee of the Board of Directors of Little Switzerland, Inc. Such materials are not intended for viewing by any other person or party for any purpose, and no such review should be undertaken without the prior written consent of Ryan, Beck & Co., LLC through one or more of its authorized officers.

        Portions of the information contained herein are not publicly available and are not intended for public dissemination. The public disclosure or personal use of such information may be actionable under applicable federal and/or state securities laws.

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Table of Contents

I. TRANSACTION SUMMARY
•	Analysis of Tender Offer	5
•	Role of Ryan, Beck	9
II. COMPANY OVERVIEW
•	Introduction	12
•	Company Financials	14
•	Stock Price Performance	18
•	Stock Price Trading Analysis	19
•	Relative Stock Price Performance	20
•	Ownership Summary	21
III. VALUATION
•	Comparable Company Analysis	24
•	Comparable Transaction Analysis	30
•	Premiums Paid Analysis	34
•	Discounted Cash Flow Analysis	40
IV. CONCLUSION		43
V. OTHER CONSIDERATIONS		47
VI. DRAFT OPINION LETTER		52

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I. Transaction Summary

Analysis of Tender Offer

Transaction Summary:	Tiffany & Co. (the "Offerer") has commenced a tender offer for the common stock of Little Switzerland, Inc. (the "Company" or "Little Switzerland") (OTC BB: LSVI) at $2.40 per share in cash
The Offerer is an international specialty retailer of fine jewelry, timepieces, sterling silverware, china, crystal, stationery, fragrances and accessories

The Offerer currently owns approximately 45% of the Company's outstanding stock. Seymour Holtzman and his affiliates have agreed to tender their shareholdings, amounting to approximately 12% of the Company's outstanding shares

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Analysis of Tender Offer

Timing:	Seymour Holtzman and the Offerer have been in discussions regarding a transaction since May 2002. Timing is as follows:
	•	Offerer purchases 45% ownership stake in the Company	May 1, 2001
	•	Offerer's Board discusses liquidity concerns of the Company	November 15, 2001
	•	Mr. Holtzman expresses willingness to sell his stake in the Company to the Offerer	May 2002
	•	Lehman Brothers makes presentation to Offerer regarding the Company	June 5, 2002
	•	Mr. Holtzman agrees to sell his stake to Offerer for $2.50 per share	Mid June 2002
	•	Offerer's Board of Directors approves transaction	June 20, 2002
	•	Offerer and Mr. Holtzman execute stock purchase agreement at a purchase price of $2.40 per share	August 12, 2002
	•	Tender Offer commences	August 15, 2002
	•	Ryan, Beck presents to Special Committee	August 19 & 23, 2002
	•	Deadline for Company to respond to Tender Offer	August 29, 2002
	•	Tender Offer expires	September 13, 2002

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Analysis of Tender Offer

Summary of Terms:
•	Offerer:	Tiffany & Co. (NYSE: TIF)
•	Tender Price per Share:	$2.40
•	Transaction Currency:	Cash
•	Tender Price Premium:	73% to August 12 closing price of $1.39
•	Market Price:	$2.37 on August 20
•	Minimum Condition:	A sufficient number of shares must be tendered so that after the Tender Offer the Offerer would own at least 90% of all outstanding shares (i.e., 7,100,000 shares)
•	Majority of the Minority Condition:	More than 50% of the shares not held by the Offerer or the Holtzmans must be tendered (i.e., 4,455,000 shares)
•	Commencement Date:	August 15, 2002
•	Expiration Date:	September 13, 2002

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Analysis of Tender Offer

Valuation:	At $2.40 per share, the equity value of Little Switzerland is $42.2 million and the enterprise value is $52.1 million (after adjusting for $9.9 million of net debt as of May 25, 2002)
The implied multiple is 0.9x LTM Net Sales and 2.2x Book Value
$2.40 per share is:
	•	a 73% premium to Little Switzerland's closing price of $1.39 on August 12, the last trading day prior to the announcement of the Tender Offer;
	•	a 98% premium to Little Switzerland's 52-week low of $1.21 on November 13, 2001;
	•	a 2% discount to Little Switzerland's 52-week high of $2.45 on August 21, 2001; and
	•	a 43% premium to Little Switzerland's 90-day moving average of $1.68 as of August 12, 2002

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Role of Ryan, Beck

        Ryan, Beck & Co. ("Ryan, Beck") has been engaged by the Special Committee of the Board of Directors of Little Switzerland (the "Special Committee") to: (i) assist in evaluating the desirability of the Tender Offer that commenced on August 15, 2002 by Tiffany & Co. from a financial point of view and (ii) issue an opinion to the Special Committee as to the fairness of the Tender Offer from a financial point of view to the holders, other than the holders which are affiliates of the Company

        In connection with the rendering of its opinion, Ryan, Beck, among other things:

  •
  reviewed the Tender Offer documents filed by the Offerer;

  •
  reviewed certain publicly available business and financial information relating to the Company;

  •
  reviewed certain internal financial analyses and forecasts for the Company prepared by its management;

  •
  reviewed a draft 10-K for the fiscal year ended May 25, 2002;

  •
  reviewed the reported historical prices and historical trading activity for the Company's common stock for the last twelve months;

  •
  compared and considered the financial performance, prices and trading activity of the Company's common stock with that of certain other publicly-traded companies and their securities;

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  •
  reviewed the financial terms, to the extent publicly available, of certain comparable transactions that Ryan, Beck deemed relevant;

  •
  performed such other analyses and considered such other factors as Ryan, Beck deemed appropriate;

  •
  assumed no responsibility for independent verification of any of the foregoing information and relied on its being complete and accurate in all material respects;

  •
  with respect to the financial forecasts, Ryan, Beck assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to future financial performance of the Company; and

  •
  did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise of the Company) nor was Ryan, Beck furnished with any such evaluations or appraisals (except for the inventory appraisal conducted by Hilco Appraisal Services in January 2002)

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II. Company Overview

Introduction

  •
  Little Switzerland, publicly traded since 1991, is a specialty retailer of luxury items, operating 20 distinctively designed retail stores on 5 Caribbean islands (duty free), Key West and in Alaska

  •
  Little Switzerland markets a wide selection of high quality merchandise including watches, jewelry, crystal, china, gifts and accessories

  •
  Little Switzerland's customers are primarily tourists from the United States, typically on a land vacation or visiting the Caribbean via a cruise

  •
  Little Switzerland has strong brand name recognition in the U.S. and the Caribbean

  •
  In the fiscal years ended May 2002, 2001 and 2000, Little Switzerland had net sales of $59.6 million, $56.3 million and $55.0 million, respectively, and net losses of $4.5 million, $7.6 million and $15.5 million, respectively

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Current Situation

  •
  The Company's ongoing turnaround, begun by current management in 1999, was negatively impacted by the events of September 11th

  —
  The Company had a net loss of $4.5 million in fiscal 2002 after originally planning to break even

  •
  Net sales increased 6.0% in fiscal 2002 and were positively impacted by the opening of four new stores, but negatively impacted by a comparable store sales decrease of 3.8%

  —
  Comparable store sales increased 22.4% in the first quarter of fiscal 2002 and were positive prior to September 11th

  —
  Since September 11th, comparable store sales have remained soft due to reduced tourist and cruise travel, unseasonably warm weather on the east coast of the US, the sluggish US economy and the uncertainties in financial markets

  •
  A heavy emphasis on US markets (Alaska and Key West) increased US sales to 16% of the Company's sales in fiscal 2002 from 5% in fiscal 2001

  •
  In March 2002, the Company obtained a new 3-year, $12 million senior collateralized revolving and term loan credit facility

  •
  Additional capital is needed for the Company to open new stores and begin executing its growth plans

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Historical Income Statements

	Fiscal Year Ended
	29-May-1999		27-May-2000		26-May-2001		25-May-2002
	($ in thousands)
Net Sales		$76,435		$55,026		$56,276		$59,624
% Growth		-23.8%		-28.0%		2.3%		5.9%
Cost of Sales		45,560		35,689		31,700		32,853

Gross Profit		30,875		19,337		24,576		26,771
% of Net Sales		40.4%		35.1%		43.7%		44.9%
Selling, General and Admin.		39,732		32,657		32,452		30,588
Gain on Insurance Proceeds		(330)		—		(1,352)		—

Total Operating Expenses		39,402		32,657		31,100		30,588
Operating Income (Loss)		(8,527)		(13,320)		(6,524)		(3,817)
% of Net Sales		-11.2%		-24.2%		-11.6%		-6.4%
EBITDA		(5,333)		(10,371)		(4,389)		(1,952)
% of Net Sales		-7.0%		-18.8%		-7.8%		-3.3%
Interest Expense		1,355		1,116		1,044		570

Income Taxes (Benefit)		1,200		1,020		32		150

Net Income (Loss)		$(11,082)		$(15,456)		$(7,600)		$(4,537)

% of Net Sales		-14.5%		-28.1%		-13.5%		-7.6%
Basic and Diluted Earnings Per Share	-$	1.29	-$	1.79	-$	0.82	-$	0.27

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Projected Income Statements

	Projected Fiscal Year Ending
	May-2003	May-2004	May-2005	May-2006
	($ in thousands)
Net Sales	$69,900	$75,498	$79,578	$83,880
% Growth	17.2%	8.0%	5.4%	5.4%
Cost of Sales	37,767	40,614	42,520	44,766

Gross Profit	32,133	34,884	37,058	39,114
% of Net Sales	46.0%	46.2%	46.6%	46.6%
Selling, General and Admin.	31,919	33,099	33,899	33,903

Total Operating Expenses	31,919	33,099	33,899	33,903
Operating Income (Loss)	214	1,785	3,159	5,211
% of Net Sales	0.3%	2.4%	4.0%	6.2%
EBITDA	1,919	3,814	5,273	6,833
% of Net Sales	2.7%	5.1%	6.6%	8.1%
Interest Expense	690	676	300	150

Income Taxes (Benefit)	200	200	700	1,000

Net Income (Loss)	$(676)	$909	$2,159	$4,061

% of Net Sales	-1.0%	1.2%	2.7%	4.8%

        Note: These projections represent the Plan (base case) scenario, assuming the opening of no new stores, and have been prepared by Management

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Projected Income Statements—Scenario Analysis

	Projected Fiscal Year 2003 Scenarios
	Best	Plan	Bad	Worst	Disaster
	($ in thousands)
Net Sales	$71,414	$69,900	$67,124	$64,031	$61,599
Cost of Sales	37,899	37,767	36,581	35,160	34,074

Gross Profit	33,515	32,133	30,543	28,871	27,525
% of Net Sales	46.9%	46.0%	45.5%	45.1%	44.7%
Selling, General and Admin.	32,372	31,919	31,406	30,827	30,381

Total Operating Expenses	32,372	31,919	31,406	30,827	30,381
Net Income (Loss)	$267	$(676)	$(1,739)	$(2,832)	$(3,732)

% of Net Sales	0.4%	-1.0%	-2.6%	-4.4%	-6.1%
Assumptions:
Comparable Store Sales	5% above plan	—	5% below plan	10% below plan	15% below plan
Alaska, Key West	5% above plan	—	5% below plan	15% below plan	25% below plan

Note: These projections have been prepared by Management

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Historical Balance Sheets

	Fiscal Year Ended
	29-May-1999	27-May-2000	26-May-2001	25-May-2002
	($ in thousands)
Assets
Current Assets
Cash and Equivalents	$2,739	$959	$1,467	$816
Accounts Receivable	560	355	806	1,317
Inventory	38,195	28,172	35,424	36,589
Prepaid Expenses	1,111	754	324	444

Total Current Assets	42,605	30,240	38,021	39,166
Property and Equipment, at Cost	36,999	32,240	23,739	24,633
Less—Accumulated Depreciation	19,051	20,382	16,970	18,551

	17,948	11,858	6,769	6,082
Other Assets	291	381	543	1,325

Total Assets	$60,844	$42,479	$45,333	$46,573

Liabilities & Shareholders' Equity
Current Liabilities
Secured Demand Notes	$13,275	$10,175	$—	$2,540
Accounts Payable	5,205	5,814	11,714	9,842
Accrued Income Taxes	1,715	1,500	1,678	1,724
Other Accrued Expenses	3,641	3,435	3,514	3,770

Total Current Liabilities	23,836	20,924	16,906	17,876
Note Payable, net	—	—	1,522	1,707
Long Term Debt	—	—	2,500	6,500
Deferred Income Taxes	202	202	—	—
Other Non-current Liabilities	—	—	1,116	1,423

Total Liabilities	24,038	21,126	22,044	27,506
Minority Interest	1,619	1,619	—	—

Common Stock	87	87	165	167
Paid in Capital	15,601	15,604	26,681	26,994
Retained Earnings (Accumulated Deficit)	19,499	4,043	(3,557)	(8,094)

Total Shareholders' Equity	35,187	19,734	23,289	19,067

Total Liabilties & Shareholders' Equity	$60,844	$42,479	$45,333	$46,573

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Stock Price Performance

Twelve Months Ended August 12, 2002

Trading Range			Daily Volume			Moving Averages
High	Average	Low	High	Average	Low	14-Day	30-Day	90-Day
$2.45	$1.80	$1.21	338,200	27,854	0	$1.41	$1.49	$1.68

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Stock Price Trading Analysis

Twelve Months Ended August 12, 2002

Closing Price

Trading Range	Days in Range	% of Total Days Traded	Trading Volume	% of Total Trading Volume
$1.21 - $1.40	28	11.20%	859,500	12.34%
$1.41 - $1.60	28	11.20%	1,056,600	15.17%
$1.61 - $1.80	50	20.00%	1,290,200	18.53%
$1.81 - $2.00	111	44.40%	2,339,300	33.59%
$2.01 - $2.20	13	5.20%	550,900	7.91%
$2.21 - $2.40	18	7.20%	570,300	8.19%
$2.41 - $2.60	2	0.80%	296,700	4.26%

Total:	250	100.00%	6,963,500	100.00%

Trading Volume

Below $2.40 Tender Offer Price	94.27%
At $2.40 Tender Offer Price	1.47%
Above $2.40 Tender Offer Price	4.26%

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Relative Stock Price Performance

Price Appreciation For Twelve Months Ended August 12, 2002

Little Switzerland, Inc.	(34.74%)
NASDAQ Composite	(31.90%)
S&P 500	(23.28%)
Comparable Company Index(1)	(9.65%)

(1)
Index is price weighted and is comprised of FNLY, FRDM, MYR, RJI, TIF, JWL and ZLC

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Ownership Summary

Institutions

Owner	Shares Held	% of Shares Outstanding	Options(1)	Diluted Shares Held	% of Shares Outstanding
William Harris Investors Inc.	701,100	4.19%	—	701,100	3.90%
Royce and Associates, Inc.	573,900	3.43%	—	573,900	3.20%
Performance Capital LLC	505,500	3.02%	—	505,500	2.82%
Lionheart Group	445,100	2.66%	—	445,100	2.48%
Bedford Oak Partners, LLC	138,500	0.83%	—	138,500	0.77%
ValueVest Partners	130,200	0.78%	—	130,200	0.73%
Earnest Partners LLC	15,000	0.09%	—	15,000	0.08%
Fidelity Management	12,500	0.07%	—	12,500	0.07%
Thomas Herzfeld & Co.	2,500	0.01%	—	2,500	0.01%
Total Institutional	2,524,300	15.10%	—	2,524,300	14.06%
Significant Holders
Donald L. Sturm	782,100	4.68%	—	782,100	4.36%
Total Significant Holders	782,100	4.68%	—	782,100	4.36%
Insiders
Tiffany & Co. International	7,410,000	44.31%	—	7,410,000	41.26%
Jewelcor Management, Inc./
Seymour Holtzman	1,688,692	10.10%	238,000	1,926,692	10.73%
Michael Pepper	50,343	0.30%	55,000	105,343	0.59%
Robert L. Baumgardner	—	0.00%	555,000	555,000	3.09%
Patrick J. Hopper	7,500	0.04%	302,500	310,000	1.73%
Patrick J. Heron II	—	0.00%	50,000	50,000	0.28%
Richard Sasso	13,402	0.08%	5,000	18,402	0.10%
James E. Quinn	—	0.00%	10,000	10,000	0.06%
Patrick B. Dorsey	—	0.00%	10,000	10,000	0.06%
Total Insiders	9,169,937	54.84%	1,225,500	10,395,437	57.89%
Total Other	4,245,635	25.39%	9,667	4,255,302	23.70%
Total Shares Outstanding	16,721,972	100.00%	1,235,167	17,957,139	100.00%

Source: Company Filings, Bloomberg, CDA/Spectrum

(1)
Excludes options which are unexercisable.

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III. Valuation

Overview

        Ryan, Beck has performed an analysis of the Tender Offer using the following methodologies:

  •
  Comparable Company Analysis—derives a value for the Company by analyzing how the public marketplace values similar publicly-traded companies. Ryan, Beck identified 7 public companies in the retail jewelry industry

  •
  Comparable Transaction Analysis—analyzes how acquirers value companies or assets similar to the Company. Ryan, Beck identified 9 transactions for which meaningful public information is available

  •
  Premiums Paid Analysis—analyzes the premiums paid at announcement over 1-day, 1-week and 1-month historical stock prices for publicly-traded companies. Because of limited transactions in the retail jewelry industry, we examined all transactions involving publicly-traded targets since August 2000 with equity values from $25 million to $75 million

  •
  Discounted Cash Flow Analysis (DCF)—analyzes the future unlevered free cash flows for the Company for 2003 - 2006. These cash flows are discounted back to a present value at an appropriate rate and are added to a terminal value, which is determined by applying a multiplier to the Company's projected EBITDA in 2006 and discounting that value back to the present. This analysis was based on projections provided by the Company's management

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Comparable Company Analysis: Overview

        In assessing the relative value of Little Switzerland based on publicly-traded comparable companies, Ryan, Beck analyzed certain publicly-traded companies that were deemed to be comparable to Little Switzerland in scope of business operations.

  •
  The selected companies are as follows:

  —
  Mayor's Jewelers, Reeds Jewelers, Whitehall Jewellers, Friedman's, Finlay Enterprises, Zale Corporation and Tiffany & Co.

  —
  We utilized two groupings of the selected companies: the group as a whole and a subset of the group which included those companies with an equity value less than $500 million (i.e., excluding Zale & Tiffany)

  •
  Ryan, Beck compared Little Switzerland's financial performance with the performance of the respective peer group for the latest twelve months of publicly-available data, as well as estimates provided by published research reports. Ryan, Beck:

  —
  Derived valuation multiples by analyzing the specific peer group financial information

  —
  Calculated the multiples of Little Switzerland at $1.39 per share (the last price prior to the Tender Offer announcement) and $2.40 per share (the Tender Offer price)

  —
  Applied the peer group's median valuation multiples to Little Switzerland's results for the latest twelve months ended May 25, 2002 to derive an implied range of equity values and price per share for Little Switzerland

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Comparable Company Analysis

						Enterprise Value(3) / LTM						Equity Value/		Price / Earnings(4)
			Equity Value(2) ($mm)	Enterprise Value ($mm)
	Ticker	Price(1) ($/share)			LTM Date	Revenue(4)		EBITDA(4)		EBIT(4)		Book Value		LTM		2002E(5)		2003E(5)
Mayor's Jewelers, Inc.	MYR	0.37	7.2	50.8	5/4/02	0.3	x	NM		NM		0.1	x	NM		NA		NA
Reeds Jewelers, Inc.	RJI	1.35	11.4	29.0	5/31/02	0.3	x	NM		NM		0.4	x	NM		NA		NA
Whitehall Jewellers, Inc.	JWL	12.50	187.7	247.3	4/30/02	0.7	x	7.0	x	10.0	x	1.6	x	15.2	x	11.4	x	9.3	x
Friedman's Inc.	FRDM	9.40	175.0	324.4	6/29/02	0.8	x	8.3	x	9.0	x	0.6	x	7.0	x	7.0	x	6.5	x
Finlay Enterprises, Inc.	FNLY	17.43	175.1	449.4	5/4/02	0.5	x	6.0	x	7.5	x	1.2	x	9.0	x	7.1	x	6.6	x
Zale Corporation	ZLC	31.65	1,079.9	1,031.0	4/30/02	0.5	x	4.6	x	6.2	x	1.1	x	11.1	x	10.1	x	9.0	x
Tiffany & Co.(8)	TIF	26.01	3,855.9	4,043.6	7/31/02	2.5	x	NA		12.6	x	3.5	x	22.0	x	20.2	x	16.8	x
Companies with Equity Value less than $500 million

Mean						0.5	x	7.1	x	8.8	x	0.8	x	10.4	x	8.5	x	7.4	x
Median						0.5	x	7.0	x	9.0	x	0.6	x	9.0	x	7.1	x	6.6	x

All Companies

Mean						0.8	x	6.5	x	9.1	x	1.2	x	12.9	x	11.1	x	9.6	x
Median						0.5	x	6.5	x	9.0	x	1.1	x	11.1	x	10.1	x	9.0	x

Implied Multiple at $1.39 per share(6)		$1.39	$24.0	$34.0	5/25/02	0.6	x	NM		NM		1.3	x	NM		NM		NM
Implied Multiple at $2.40 per share(7)		$2.40	$42.2	$52.1	5/25/02	0.9	x	NM		NM		2.2	x	NM		NM		NM

Little Switzerland Results (in $mm, exc. EPS)(9)						$59.6		$(2.0)		$(3.8)		$19.1		$(0.49)		$(0.04)		$0.05
Implied Little Switzerland Per Share Equity Value

Companies with Equity Value less than $500 mm Median Multiple						$1.05		NM		NM		$0.68		NM		NM		$0.34
All Companies Median Multiple						$1.06		NM		NM		$1.24		NM		NM		$0.47

(1)
Based on 8/21/2002 closing prices

(2)
Share price multiplied by number of shares outstanding including in-the-money options converted using the treasury method

(3)
Market value of equity plus net debt

(4)
Income statement data excludes non-recurring items, extraordinary items and discontinued operations

(5)
Estimates obtained from published research reports

(6)
The closing stock price of LSVI on August 12, 2002, one day before the Tiffany & Co. Tender Offer was announced

(7)
Tiffany & Co. per share tender offer price

(8)
Tiffany results derived from Company press release

(9)
Little Switzerland financial results and estimates provided by Company

NA = Not Available

NM = Not Meaningful

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Comparable Company Analysis: Company Description

  Finlay Enterprises, Inc.

        Finlay Enterprises, Inc. is a retailer of fine jewelry. The company conducts business through its wholly owned subsidiary, Finlay Fine Jewelry Corporation, and its wholly owned subsidiaries. The company operates leased fine jewelry departments in major department stores for retailers such as The May Department Stores Company, Federated Department Stores, Belk, the Carson Pirie Scott division of Saks Incorporated, Marshall Field's and Dillard's. Finlay sells a broad selection of moderately priced fine jewelry, including necklaces, earrings, bracelets, rings and watches.

  Friedman's Inc.

        Friedman's Inc. is a specialty retailer of fine jewelry in the United States, operating 645 stores in 20 states. The company's stores provide a wide variety of affordable jewelry products, including earrings, rings, necklaces, chains, watches and other fine jewelry for men and women. These items are made of yellow and white gold, platinum and silver, and are set with diamonds and other fine gemstones. Diamonds and gemstone jewelry account for the majority of the company's sales. The company's stores offer a broad range of diamonds up to one karat and occasionally place special orders for larger diamonds. The gold jewelry Friedman's sells in its stores is primarily 10- and 14-karat.

  Mayor's Jewelers, Inc.

        Mayor's Jewelers, Inc. is an upscale retailer of fine-quality guild jewelry, watches and giftware. As of February 2, 2002, the company operated 24 stores in Florida, four stores in Texas, two stores each in California and Illinois, one store each in Arizona, Michigan, Nevada and metropolitan Washington, D.C. and five stores in the Atlanta, Georgia, metropolitan area. The Nevada store was closed in March 2002. As a guild jeweler, the company does not sell costume or gold-filled jewelry. All of its jewelry products are constructed of 18-karat gold, platinum or sterling silver, with or without precious gemstones, with significant emphasis on quality and craftsmanship. The company's merchandise includes designer jewelry, diamond fashion and precious gemstones, rings, wedding bands, earrings, bracelets, necklaces, pearls, charms, its own private label baby jewelry and Swiss timepieces. On August 20, 2002, Mayor's completed a $15 million equity investment transaction with Henry Birks & Sons, Inc. At the closing, Mayor's received $10 million in cash and a promissory note from Birks due on September 30, 2002 for another $5 million. As consideration for the $15 million investment, Birks received shares of Preferred Convertible Stock that upon conversion into common stock will give Birks a 72% interest in Mayor's.

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Comparable Company Analysis: Company Description

  Reeds Jewelers, Inc.

        Reeds Jewelers, Inc. operates stores under the names of Reeds Jewelers, Mills Jewelers and Reeds Jewelers Outlet. The company operates one store with the Mills Jewelers name and two stores with the Reeds Jewelers Outlet name. The Mills name is used in a mall where the company already has a store displaying the Reeds brand. As of February 28, 2002, the company operated 99 stores. The company offers a wide selection of merchandise, including diamond rings and jewelry, gold jewelry and chains, gemstone rings, watches and other fine jewelry. These products are also available through Reeds.com. Most of the diamonds sold by the company are one carat or less in size, with a limited selection of larger diamonds. Gold jewelry items sold in the company's stores are primarily 14 karat, and its gemstone rings contain either precious stones (such as rubies, sapphires and emeralds) or semi-precious gems (such as opals, blue topaz, amethyst and garnets).

  Tiffany & Co.

        Tiffany & Co., the parent corporation of Tiffany and Company, is engaged in the business of jewelry making and sales. The company's principal product categories are fine jewelry, timepieces, sterling silver goods, china, crystal, stationery, writing instruments, fragrances and personal accessories. As of January 31, 2002, the company had 43 retail locations throughout the United States. In addition to its retail locations, the company also sells its products through its Business Sales Division, catalogs and its Website, www.tiffany.com. The company offers an extensive selection of Tiffany & Co. brand jewelry at a wide range of prices. In fiscal 1999, 2000 and 2001, approximately 75%, 78% and 79%, respectively, of the company's net sales were attributable to jewelry. Designs are developed by employees, suppliers, independent designers and independent "name" designers.

  Whitehall Jewellers, Inc.

        Whitehall Jewellers, Inc. is a national specialty retailer of fine jewelry offering an in-depth selection in the following key categories: diamond, gold, precious and semi-precious jewelry. The company's target customers are middle- to upper-middle-income women over 25 years old. As of April 30, 2002, the company operated 373 mall-based stores in 38 states under the established brand names of Whitehall Co. Jewellers (312 stores), Lundstrom Jewelers (59 stores) and Marks Bros. Jewelers (two stores).

  Zale Corporation

        Zale Corporation, and with its wholly owned subsidiaries, is a specialty retailer of fine jewelry. As of July 31, 2001, the company operated 2,344 specialty retail jewelry stores and kiosks located primarily in shopping malls throughout the United States, Canada and Puerto Rico. The company principally operates under six brand names including Zales Jewelers, Zales the Diamond Store Outlet, Gordon's Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers and Piercing Pagoda. Zales Jewelers provides jewelry to a broad range of customers.

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Comparable Company Analysis: 5 Year Price Performance

Price Appreciation for the 5 Years Ended August 12, 2002

FNLY	FRDM	MYR	RJI	TIF	JWL	ZLC	LSVI
2%	(49%)	(86%)	(57%)	116%	42%	33%	(81%)

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Comparable Company Analysis: Conclusion

        Ryan, Beck has derived the following conclusions after analyzing the publicly-traded companies deemed to be comparable to Little Switzerland:

  •
  Little Switzerland had negative EBIT, EBITDA and earnings in the last twelve months which limited our calculations to multiples of revenue, book value and estimated 2003 earnings

  •
  None of the companies in the peer group has as high a percentage of stores located in tourist and vacation locations as Little Switzerland and is, therefore, not as dependent on tourism as Little Switzerland

  •
  Based on the median multiples for revenue, book value and estimated 2003 earnings of the peer group companies with equity values less than $500 million, the implied valuation range for Little Switzerland's shares is $0.34 per share to $1.05 per share

  •
  Based on the median multiples for revenue, book value and estimated 2003 earnings of all of the peer group companies, the implied valuation range for Little Switzerland's shares is $0.47 per share to $1.24 per share

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Comparable Transaction Analysis: Overview

        There have been several transactions in the retail jewelry industry over the last several years, however, public information is not available for all of the transactions. Ryan, Beck has cited publicly disclosed transactions where meaningful information is available from August 1997 to the present.

  •
  Ryan, Beck searched selected databases and public filings for valuation data on mergers and acquisitions involving companies comparable to Little Switzerland

  •
  We have chosen to focus on 9 industry transactions; details on the following two pages. Of note:

  —
  The target enterprise values ranged from $20 million to $265 million and the median was $47 million

  •
  Ryan, Beck applied certain valuation multiples of comparable transactions to Little Switzerland's revenues for the latest twelve months ended May 25, 2002, and book value to derive an implied range of equity values and price per share forLittle Switzerland

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Comparable Transaction Analysis

								Latest Twelve Months(1)
Date Announced	Date Closed			Target Equity Value		Target Enterprise Value									Book Value
		Target Name	Target Description					Revenue	EBITDA		EBIT		Net Income
($ in millions)
07/31/02	08/20/02	Mayor's Jewelers, Inc.	Luxury jeweler in Florida and Georgia	$20.8		$71.4	(2)	$155.9	$(19.0	)(3)	$(28.0	)(3)	$(52.6	)(3)	$52.7
04/10/01	05/04/01	Little Switzerland, Inc.	Retailer of luxury items operating 18 stores	20.7	(4)	29.7	(5)	54.0	(7.2	)(6)	(9.6	)(6)	(11.3	)(6)	17.0
8/11/00	9/20/00	Piercing Pagoda, Inc.	Retailer of gold jewelry through kiosks and stores	201.9	(7)	265.3		282.7	34.9		26.4		13.8		85.3
06/01/00	07/31/00	Marks & Morgan Jewelers, Inc.	Specialty retail jeweller	115.0		160.0		158.1	NA		15.1		7.6	(8)	NA
05/04/00	06/07/00	Watch World International, Inc.	Specialty watches sold online and in retail stores	20.6		30.0		42.0	NA		NA		NA		NA
02/10/00	04/04/00	Jay B Rudolph, Inc.	Operator of 57 leased fine jewelry departments	NA		20.6		84.0	NA		NA		NA		NA
03/16/99	06/03/99	Peoples Jewelers Corporation	Chain of 177 fine stores in Canada	75.3		NA		NA	NA		NA		NA		NA
12/23/98	02/23/99	Movado Group Inc.—Piaget Business	Watches and jewelry	NA		30.0	(3)	18.2	NA		0.6		0.5		NA
06/22/98	09/11/98	Carlyle & Co. Jewelers—Jewel Box Stores	36 stores located in the southeastern United States	NA		21.0		NA	NA		NA		NA		NA
02/18/98	07/28/98	Mayor's Jewelers, Inc.	Operated 24 jewelry stores in Florida and Georgia	30.5		103.0		144.4	12.1	(10)	8.0	(10)	1.6	(10)	3.8
09/24/97	09/24/97	Pop Bijoux	French jewelry retailer	31.9		NA		NA	NA		NA		NA		NA
09/04/97	10/07/97	Diamond Park Fine Jewelers, dv. of Zale Corp.	139 leased departments in department stores	NA		63.0		100.0	NA		NA		NA		NA

Source: Thomson Financial, Mergerstat, Public Filings and Press Releases.    NA = Not Available

(1)
Excludes non-recurring items, extraordinary items and discontinued operations.

(2)
Sale of 72% equity interest (82% with warrants).

(3)
Excludes non-recurring restructuring and impairment charges.

(4)
Net debt includes secured demand notes.

(5)
Sale of 45% equity interest.

(6)
Excludes gain and insurance settlement and sale of assets.

(7)
Includes revolving credit and gold consignment facility.

(8)
Assumed tax rate of 35%.

(9)
Net debt excludes revolving line of credit.

(10)
Excludes provision for debt and loss on foreign customer.

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Comparable Transaction Analysis

						Enterprise Value/LTM			Equity Value/
Date Announced	Date Closed	Target Name	Acquiror Name	Target Equity Value	Target Enterprise Value	Revenue	EBITDA	EBIT	LTM NI	Book Value
($ in millions)
07/31/02	08/20/02	Mayor's Jewelers, Inc.	Henry Birks & Sons Inc.	$20.8	$71.4	0.5x	NM	NM	NM	0.4x
04/10/01	05/04/01	Little Switzerland, Inc.	Tiffany & Co.	20.7	29.7	0.5x	NM	NM	NM	1.2x
08/11/00	09/20/00	Piercing Pagoda, Inc.	Zale Corporation	201.9	265.3	0.9x	7.6x	10.1x	14.6x	2.4x
06/01/00	07/31/00	Marks & Morgan Jewelers, Inc.	Signet Group plc	115.0	160.0	1.0x	NA	10.6x	15.1x	NA
05/04/00	06/07/00	Watch World International, Inc.	Sunglass Hut International, Inc.	20.6	30.0	0.7x	NA	NA	NA	NA
02/10/00	04/04/00	Jay B. Rudolph, Inc.	Finlay Enterprises, Inc.	NA	20.6	0.2x	NA	NA	NA	NA
03/16/99	06/03/99	Peoples Jewllers Corporation	Zale Corporation	75.3	NA	NA	NA	NA	NA	NA
12/23/98	02/23/99	Movado Group Inc. - Piaget Business	Vendome Luxury Group PLC	NA	30.0	1.7x	NA	49.7x	NA	NA
06/22/98	09/11/98	Carlyle & Co. Jewelers - Jewel Box Stores	Marks Bros. Jewelers, Inc. (Whitehall)	NA	21.0	NA	NA	NA	NA	NA
02/18/98	07/28/98	Mayor's Jewelers, Inc.	Jan Bell Marketing, Inc.	30.5	103.0	0.7x	8.5x	12.9x	19.4x	8.1x
09/24/97	09/24/97	Pop Bijoux	Marc Orian	31.9	NA	NA	NA	NA	NA	NA
09/04/97	10/07/97	Diamond Park Fine Jewelers, dv. of Zale Corp.	Finlay Enterprises, Inc.	NA	63.0	0.6x	NA	NA	NA	NA

Low				$20.6	$20.6	0.2x	7.6x	10.1x	14.6x	0.4x
Mean				64.6	79.4	0.8x	8.0x	20.8x	16.4x	3.0x
Median				31.2	46.5	0.7x	8.0x	11.7x	15.1x	1.8x
High				201.9	265.3	1.7x	8.5x	49.7x	19.4x	8.1x

Little Switzerland LTM Results				$42.2	$52.1	$59.6	$(2.0)	$(3.8)	$(4.5)	$19.1

Implied Little Switzerland Per Share Equity Value at Median Multiple						$1.86	NM	NM	NM	$1.95

NM=Not Meaningful; NA=Not Available

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Comparable Transaction Analysis: Conclusion

        Ryan, Beck has derived the following conclusions after analyzing the transactions deemed to be comparable to Little Switzerland:

  •
  In most cases, the buyers on the list of representative transactions were strategic in nature, and thus typically pay for their acquisitions with the expectation of achieving potential synergies that exist with the target

  •
  Little Switzerland had negative EBIT, EBITDA in the last twelve months which limited our calculations to multiples of revenue and book value

  •
  Transaction multiples vary for many different reasons including: differences in pre-transaction operating performance; other hidden or intangible assets not apparent in historical operating performance; and market conditions

  •
  Based on the comparable transactions' median multiple for revenue and book value, the implied valuation range for Little Switzerland's shares is $1.86 per share to $1.95 per share

  •
  The current Tender Offer price of $2.40 per share is a premium of 29% and 23% to the implied share prices of $1.86 per share and $1.95 per share, respectively

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Premiums Paid Analysis: Overview

        Premiums Paid Analysis compares the premiums paid at announcement over the stock price of the target 1-day, 1-week and 1-month prior to the announcement:

  •
  Ryan, Beck reviewed 128 transactions involving publicly-traded target companies since August 2000

  •
  The equity values of the target companies in the transactions analyzed ranged from $25 million to $75 million

  •
  We applied the observed premiums to Little Switzerland's stock price to calculate an implied range of values for Little Switzerland's shares

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Premiums Paid Analysis

					Premium Over
Date Announced	Date Effective	Target Name	Acquiror Name	Equity Value ($mm)	1 Day Prior	1 Week Prior	4 Weeks Prior
06/11/02	07/23/02	Technisource Inc	Intellimark Holdings Inc	42.8	43%	48%	74%
05/21/02	07/25/02	Morton's Restaurant Group Inc	Castle Harlan Inc	71.1	12%	10%	31%
05/16/02	06/24/02	Electric Lightwave Inc	Citizens Communications Co	35.9	106%	79%	-10%
04/22/02	06/10/02	Clare Inc	IXYS Corp	55.4	-8%	15%	66%
03/18/02	04/26/02	Esenjay Exploration Inc	Santos Ltd	55.2	4%	3%	8%
03/08/02	04/16/02	Hawker Pacific Aerospace	Lufthansa Technik AG	33.1	3%	3%	25%
02/27/02	04/28/02	American Country Holdings Inc	KFS Acquisition (Kingsway Finl)	28.9	52%	52%	35%
02/08/02	04/20/02	Raytel Medical Corp	SHL Telemedicine Ltd	30.4	28%	28%	34%
01/10/02	02/21/02	Cypress Communications Inc	US RealTel Inc	28.0	76%	88%	133%
01/07/02	03/20/02	Matrix Pharmaceutical Inc	Chiron Corp	59.0	-15%	41%	77%
12/28/01	03/05/02	Elastic Networks Inc	Paradyne Networks Inc	27.1	43%	79%	28%
12/07/01	02/19/02	Landmark Systems Corp	Allen Systems Group	60.1	83%	99%	84%
11/19/01	03/01/02	Santa Barbara Restaurant Group	CKE Restaurants Inc	72.4	113%	116%	135%
11/16/01	03/29/02	Sun Community Bancorp Ltd	Capitol Bancorp Ltd	68.5	6%	1%	0%
11/16/01	03/04/02	Ugly Duckling Corp	Ernest C Garcia II	43.4	42%	43%	46%
11/14/01	05/02/02	Yonkers Financial Corp	Atlantic Bank of New York	67.3	8%	9%	17%
11/14/01	12/27/01	Liquent Inc	Information Holdings Inc	42.6	139%	147%	152%
11/13/01	04/16/02	First Finan Corp	Washington Trust Bancorp	40.3	82%	83%	79%
11/09/01	01/11/02	Adelphia Business Solutions	Shareholders	30.9	-76%	-68%	-76%
11/02/01	01/09/02	Data Return Corp	Divine Inc	37.3	33%	35%	75%
10/30/01	02/13/02	NetSilicon Inc (Osicom Tech)	Digi International Inc	50.3	49%	15%	75%
10/29/01	12/21/01	net.Genesis Corp	SPSS Inc	40.0	50%	41%	141%
10/25/01	05/31/02	Ecometry Corp	SG Merger Corp	33.7	74%	69%	80%
10/08/01	01/24/02	Blimpie International Inc	Investor Group	27.1	87%	90%	63%
10/05/01	11/20/01	Zengine Inc	MCSi Inc	67.1	-1%	3%	-1%
10/05/01	01/18/02	First Community Financial Corp	Capital Bank Corp	51.6	36%	41%	40%
09/27/01	04/05/02	Gaylord Container Corp	Temple-Inland Inc	66.5	60%	46%	15%
09/26/01	12/03/01	Autologic Information Intl Inc	Agfa-Gevaert NV	41.8	119%	138%	126%
09/18/01	12/05/01	Eprise Corp	Divine Inc	45.2	173%	177%	149%
09/18/01	01/14/02	Organic Inc	Seneca Investments LLC	29.4	14%	18%	-18%

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					Premium Over
Date Announced	Date Effective	Target Name	Acquiror Name	Equity Value ($mm)	1 Day Prior	1 Week Prior	4 Weeks Prior
09/10/01	02/11/02	American Coin Merchandising	Investor Group	59.0	43%	46%	39%
08/31/01	10/15/01	PrimeSource Corp	Fuji Photo Film USA Inc	64.5	79%	138%	145%
08/16/01	01/03/02	MCB Financial Corp	Business Bancorp	33.6	31%	36%	33%
08/09/01	01/03/02	Children's Comprehensive Svcs	Ameris Acquisition Inc	44.1	40%	32%	36%
08/07/01	10/25/01	NewsEDGE Corp	Thomson Financial	43.0	92%	97%	135%
08/06/01	11/01/01	Total Research Corp	Harris Interactive Inc	47.6	18%	37%	63%
07/31/01	11/07/01	iXL Enterprises Inc	Scient Corp	42.6	-56%	-49%	-58%
07/19/01	10/25/01	Lifeminders Inc	Cross Media Marketing Corp	48.6	3%	8%	11%
07/19/01	09/20/01	Data Critical Corp	GE Medical Systems	46.7	70%	89%	78%
07/16/01	08/31/01	Peapod Inc (Koninklijke)	Koninklijke Ahold NV	39.2	72%	76%	90%
07/16/01	12/31/01	Innes Street Financial Corp	Gaston Federal Bancorp Inc	37.9	64%	61%	66%
07/09/01	10/23/01	eShare Technologies Inc	Divine Inc	69.0	144%	142%	154%
07/02/01	10/19/01	Mediaplex Inc	Valueclick Inc	53.1	45%	42%	62%
06/28/01	10/01/01	CMI Corp	Terex Corp	74.2	32%	36%	66%
06/25/01	09/28/01	Datron Systems Inc	Titan Corp	44.2	8%	4%	23%
06/22/01	12/31/01	Independent Financial Network	Umpqua Holdings Corp	55.1	94%	99%	132%
06/22/01	11/01/01	BYL Bancorp	First Banks America Inc	48.9	26%	30%	41%
06/17/01	11/09/01	Ledger Capital Corp	Anchor BanCorp Wisconsin Inc	42.4	59%	57%	55%
06/14/01	12/10/01	Century Bancshares Inc	United Bankshares Inc	61.8	77%	87%	103%
06/14/01	09/18/01	Aris Corp	CIBER Inc	27.4	29%	21%	28%
06/13/01	08/09/01	Microtest Inc	Fluke Networks (Fluke Corp)	73.8	94%	121%	172%
06/12/01	08/15/01	NetSpeak Corp	Adir Technologies	44.4	63%	78%	142%
06/07/01	09/25/01	Juno Online Services Inc	Netzero Inc	69.2	6%	26%	0%
06/05/01	01/18/02	Harrington Financial Group Inc	Hasten Bancorp	39.2	4%	39%	49%
06/05/01	11/16/01	Columbia Financial of Kentucky	Camco Financial	30.3	39%	44%	40%
06/04/01	11/13/01	Cobalt Group Inc	Warburg Pincus Equity Partners	74.6	79%	84%	71%
05/31/01	09/07/01	Minntech Corp	Cantel Medical Corp	70.1	22%	17%	21%
05/31/01	09/21/01	United Investors Realty Trust	Equity One Inc	64.9	22%	28%	33%
05/25/01	08/15/01	Triple S Plastics Inc	Eimo Oyj	34.4	13%	61%	76%
05/23/01	07/20/01	Energy Search Inc	EOG Resources Inc	39.1	12%	14%	24%

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					Premium Over
Date Announced	Date Effective	Target Name	Acquiror Name	Equity Value ($mm)	1 Day Prior	1 Week Prior	4 Weeks Prior
05/22/01	12/21/01	Quizno's Corp	Investor Group	26.0	15%	16%	15%
05/21/01	11/17/01	Success Bancshares	BankFinancial Corp	48.1	28%	30%	38%
05/17/01	09/28/01	Data Research Associates Inc	SIRSI Corp	50.0	86%	86%	87%
05/17/01	11/09/01	OrthAlliance Inc	Orthodontic Centers of America	36.8	-8%	-9%	36%
05/16/01	07/25/01	Lifschultz Industries Inc	Saltwater Acquisition Corp	28.5	20%	20%	43%
05/14/01	07/18/01	SkyMall Inc	Gemstar-TV Guide International	45.8	13%	11%	75%
05/14/01	10/01/01	Agency.com Ltd	Seneca Investments LLC	36.2	-54%	-59%	-27%
05/07/01	06/19/01	Somnus Medical Technologies	Gyrus Group PLC	46.1	88%	88%	176%
05/01/01	09/14/01	Bank West Financial Corp	Chemical Financial Corp	34.1	21%	24%	42%
04/27/01	02/22/02	Black Hawk Gaming & Dvlp Co	Gameco Inc	53.2	17%	22%	34%
04/11/01	06/01/01	Foilmark Inc	Illinois Tool Works Inc	54.6	82%	110%	45%
04/10/01	09/28/01	Americorp	Mid-State Bk	64.0	61%	57%	62%
04/05/01	06/16/01	eMusic.com Inc	Universal Music Group (Vivendi)	25.2	161%	103%	66%
04/03/01	08/24/01	DTM Corp	3-D Systems Corp	44.1	57%	72%	72%
04/02/01	11/08/01	First Coastal	Norway Bancorp Inc	27.0	83%	83%	87%
03/30/01	07/12/01	Core Inc	Fortis Inc (Fortis AG)	45.2	31%	31%	23%
03/30/01	02/01/02	Community Financial	First Financial	32.6	29%	27%	26%
03/23/01	08/31/01	PJ America Inc	Investor Group	37.8	32%	52%	35%
03/20/01	06/04/01	Huntway Refining Co	Valero Energy Corp	62.1	12%	12%	33%
03/13/01	06/04/01	Roy F Weston Inc	Investor Group	59.2	7%	12%	13%
03/07/01	12/21/01	Eagle Point Software Corp	JB Acquisitions LLC	31.8	42%	51%	65%
02/26/01	04/30/01	Fourth Shift Corp	AremisSoft Corp	40.0	64%	46%	111%
02/22/01	03/01/02	American Bancorporation Inc	WesBanco Inc	74.0	59%	56%	62%
02/22/01	06/07/01	Oshman's Sporting Goods Inc	Gart Sports Co	36.9	-35%	-36%	-35%
02/21/01	07/23/01	Golden Isles Financial Hldgs	ABC Bancorp	26.0	36%	45%	45%
02/05/01	03/19/01	Egreetings Network Inc	AmericanGreetings.com Inc	30.5	70%	147%	94%
02/05/01	06/18/01	Women.com Networks	iVillage Inc	25.8	-21%	-3%	24%
02/02/01	08/08/01	IVI Checkmate Corp	Ingenico Fortronic (Ingenico)	63.5	55%	51%	65%
01/31/01	06/29/01	Lamar Capital Corp	Hancock Holding Co	47.4	28%	27%	57%
01/30/01	05/31/01	Credit Management Solutions	First American Corp	49.7	51%	40%	183%

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					Premium Over
Date Announced	Date Effective	Target Name	Acquiror Name	Equity Value ($mm)	1 Day Prior	1 Week Prior	4 Weeks Prior
01/26/01	03/23/01	TCI International Inc	Dielectric Communications	43.1	13%	11%	19%
01/26/01	03/22/01	Command Systems Inc	ICICI Infotech Inc	39.2	82%	122%	146%
01/24/01	03/25/02	NextHealth Inc	Investor Group	73.2	32%	34%	68%
01/23/01	04/30/01	Centennial Technologies Inc	Solectron Corp	58.5	-27%	-10%	17%
01/22/01	08/22/01	Pontotoc Production Inc	Ascent Energy Inc	60.6	26%	24%	24%
01/16/01	08/07/01	First International Bancorp	United Parcel Service Inc	61.6	3%	6%	1%
01/16/01	12/01/01	Leslie Fay Co Inc	Investor Group	30.6	74%	78%	60%
01/04/01	02/20/01	TravelNow.com Inc	Hotel Reservations Network Inc	45.2	15%	48%	13%
12/23/00	02/07/02	PLM International Inc	Milpi Holdings LLC	25.8	54%	54%	54%
12/20/00	02/09/01	Marine Transport Corp	Crowley Maritime Corp	47.8	40%	37%	37%
12/18/00	04/30/01	Citizens Community Bancorp Inc	FNB Corp	39.2	97%	74%	50%
12/12/00	03/30/01	Bay Bancshares	SouthTrust Corp	53.0	23%	20%	15%
11/30/00	10/29/01	G&L Realty Corporation	Investor Group	30.6	63%	68%	68%
11/20/00	12/19/00	Swiss Army Brands Inc	Victorinox AG	39.3	-12%	-16%	-7%
11/10/00	01/31/01	Holt's Cigar Holding Inc	HCH Acquisition Corp	34.8	57%	44%	54%
11/09/00	12/26/00	Lumisys Inc	Eastman Kodak Co Inc	40.7	51%	47%	112%
11/06/00	01/03/01	Equinox Systems Inc	Avocent Corp	58.1	39%	39%	73%
11/03/00	01/25/01	Getty Petroleum Marketing Inc	LUKoil Holdings	70.9	45%	48%	33%
11/03/00	07/02/01	Jade Financial Corp	PSB Bancorp	25.4	15%	15%	15%
10/30/00	01/31/01	Chesapeake Biological Labs Inc	Cangene Corp	30.2	8%	12%	4%
10/25/00	12/06/00	Continuus Software Corp	Telelogic AB	43.5	29%	18%	91%
10/24/00	12/28/00	Fogdog Sports Inc	Global Sports Inc	38.9	40%	52%	20%
10/17/00	11/29/00	Trex Medical Corp (ThermoTrex)	Thermo Electron Corp	70.3	-46%	-37%	-25%
10/17/00	12/01/00	JPS Packaging Co	Pechiney SA	45.5	70%	85%	147%
10/13/00	11/22/00	Impac Commercial Holdings Inc	Fortress Investment Corp	60.4	2%	18%	20%
10/10/00	02/09/01	Lifemark Corp	Evercare	62.7	25%	26%	28%
10/09/00	01/12/01	Cameron Financial	Dickinson Finl	39.7	19%	15%	15%
10/04/00	01/23/01	Integ Inc	Inverness Medical Technology	55.8	112%	115%	216%
10/04/00	12/12/00	Home-Stake Oil & Gas Co	Cortez Oil & Gas Inc	50.3	2%	2%	-9%
09/26/00	12/01/00	Rainforest Cafe Inc	Landry's Seafood Restaurants	74.0	60%	58%	14%

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					Premium Over
Date Announced	Date Effective	Target Name	Acquiror Name	Equity Value ($mm)	1 Day Prior	1 Week Prior	4 Weeks Prior
09/21/00	06/29/01	Ridgewood Financial Inc	Boiling Springs Svgs Bk	57.2	140%	144%	172%
09/13/00	10/18/00	BeautiControl Cosmetics Inc	Tupperware Corp	54.3	87%	87%	120%
09/13/00	11/17/00	Fatbrain.com Inc	barnesandnoble.com Inc	42.7	-16%	-12%	-18%
09/07/00	12/08/00	Agritope Inc	Exelixis Inc	33.1	-12%	15%	21%
08/21/00	11/17/00	Aquila Biopharmaceuticals Inc	Antigenics Inc	40.7	5%	-10%	4%
08/16/00	04/02/01	GSB Financial Corp	Berkshire Bancorp Inc	47.1	29%	34%	23%
08/15/00	12/04/00	VRB Bancorp	Umpqua Holdings Corp	56.0	29%	31%	36%
08/11/00	10/06/00	BI Inc	Investor Group	67.1	78%	106%	65%

			Low	$25.2	-76%	-68%	-76%
			Mean	$47.1	41%	46%	55%
			Median	$44.8	36%	40%	44%
			High	$74.6	173%	177%	216%

source: Thomson Financial

					August 12	August 6	July 16
			Little Switzerland Closing Prices		$1.39	$1.43	$1.68

			Premium at $2.40 per share		73%	68%	43%

				Implied Little Switzerland per Share Value

			Median		$1.89	$2.00	$2.42

  •
  Based on the median premiums observed in the transactions above, the implied valuation range of Little Switzerland's shares is $1.89 per share to $2.42 per share

  •
  The Tender Offer price of $2.40 per share is at the high end of this range

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Discounted Cash Flow Analysis: Introduction

        Ryan, Beck performed a discounted cash flow analysis ("DCF") based on the projected cash flow of Little Switzerland for the fiscal years ending May 2003 through May 2006. The DCF was based on the following assumptions and methodologies:

  •
  Four year projections were prepared by Little Switzerland management. Base case projections, which assume no future financings or store openings, were used

  —
  Ryan, Beck held diligence meetings with management regarding the projections

  •
  Annual free cash flows were calculated by adjusting operating income to reflect non-cash items such as depreciation and amortization as well as changes in working capital and capital expenditures

  •
  A range of terminal values was calculated in year four by applying a multiple to projected EBITDA

  —
  Range of 4.0x to 8.0x based upon comparable companies. The peer group currently trades at a multiple of 6.0x last twelve months EBITDA

  •
  A weighted average cost of capital (WACC) for Little Switzerland of 9.8% was calculated based on estimated costs of debt and equity

  —
  Range of 7.8% to 11.8%

  •
  Based on the above, the share prices calculated for Little Switzerland range from $0.73 per share to $2.08 per share

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Discounted Cash Flow Analysis

		Projected
	Actual 2002
		2003	2004	2005	2006	Terminal Value
	(all in amounts in thousands)
Net Sales	$59,497	$69,000	$75,498	$79,578	$83,880
Y/Y Growth	5.7%	16.0%	9.4%	5.4%	5.4%
EBIT	(3,881)	214	1,786	3,159	5,211
Income Taxes	150	200	200	700	1,000

After-Tax EBIT	(4,031)	14	1,586	2,459	4,211
Depreciation & Amortization	1,859	1,705	2,029	2,114	1,622
Change in Net Working Capital	(175)	(398)	(398)	100	500
Capital Expenditures(1)	(1,338)	(1,890)	(2,100)	(2,000)	(1,650)

Unlevered Free Cash Flow	(3,685)	(569)	1,117	2,673	4,683
Terminal Value as a mulitple of 2006 EBITDA						40,998
Discount Period		1.0	2.0	3.0	4.0	4.0
Discount Factor		1.10	1.21	1.32	1.45	1.45
PV of Cash Flow		$(518)	$926	$2,018	$3,219	$28,179

PV of Cash Flows	$33,824		Terminal Value EBITDA Mulitple		6.0
Less: Net Debt	9,931

Implied Equity Value	$23,893		Weighted Average Cost of Capital (WACC)
Diluted Shares (000s)	17,566		Risk Free Rate		4.28%	10 year Treasury
			Market Risk Premium		5.00%	JP Morgan

Implied Price per Share	$1.36		Small Company Market Risk Premium		2.00%	Ibbotson Associates

			Beta		1.01	Ibbotson Associates

			Cost of Equity		11.35%
			Estimated Cost of Debt		5.50%
			Tax Rate		37.40%

			After-Tax Cost of Debt		3.44%
			Total Capital		51,550
			Net Debt		19.26%
			Equity		80.74%
(1) Capex to be allocated for store remodels, refits and systems upgrades			Discount Rate / WACC		9.83%

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Discounted Cash Flow Analysis: Sensitivity Table

		7.83%	8.83%	9.83%	10.83%	11.83%
	4.0	$0.93	$0.88	$0.83	$0.78	$0.73
Terminal Value	5.0	$1.22	$1.15	$1.09	$1.03	$0.98

EBITDA Mulitple	6.0	$1.50	$1.43	$1.36	$1.29	$1.23

	7.0	$1.79	$1.71	$1.63	$1.55	$1.48
	8.0	$2.08	$1.99	$1.89	$1.81	$1.73

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IV. Conclusion

Conclusion

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Ryan, Beck believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Ryan, Beck opinion. No company or transaction used in the analysis performed by Ryan, Beck as a comparison is identical to Little Switzerland. In addition, Ryan, Beck may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Ryan, Beck's view of the actual value of Little Switzerland.

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Valuation Summary

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Conclusion

In reaching our opinion, we considered the following:

  •
  The Company is heavily dependent on tourism and the cruise industry. Both industries have suffered due to the effects of September 11th, the recessionary economy and the economic uncertainty in the US financial markets. This has negatively impacted customer traffic and the Company's performance

  •
  The Company requires additional capital to expand its business and enter new markets

  —
  The Company's stock price, and market conditions, may hinder future equity offerings

  —
  The locations of the Company's assets may make future financings difficult for US-based institutions

  —
  The large ownership position by Tiffany may preclude a partnership with another strategic player

  •
  The present status of Little Switzerland as it relates to industry trends, profitability, future growth prospects and capital structure

  —
  The Company projects to nearly break even in fiscal 2003 and expects to become profitable in fiscal 2004

  •
  For the five-year period ended on August 12, 2002, the Company's stock has lagged behind all but one of the companies identified by Ryan, Beck as its peer group

  •
  The Company's shareholders have limited liquidity opportunities given the Company's small market capitalization and lack of float—the Company's shares currently trade on the Over the Counter Bulletin Board

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        The proposed tender offer will result in a change of control of the ownership of Little Switzerland upon the tendering of a sufficient number of shares. The proposed tender offer price of $2.40 per share falls within the implied valuation range of Little Switzerland when using different valuation techniques and taking into consideration the qualitative factors described above that exist that give us reason to support this valuation for Little Switzerland

        On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us, it is our opinion that, as of the date hereof, the $2.40 per share in cash to be received by the holders, other than the holders which are affiliates of the Company, of shares pursuant to the Tender Offer is fair from a financial point of view to such holders

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V. Other Considerations

Issues Relating to the Offerer

        In the Special Committee's analysis of the Tender Offer, the Special Committee should consider the following issues:

  •
  The Offerer indicated that it had no interest in selling its shares of the Company to the investor group that was represented by Edward Shapiro and referenced in a letter received by the Company on August 12, 2002

  •
  If the Tender Offer conditions are not met, the Offerer has indicated that it will re-evaluate the role of the Company within the overall strategy being pursued by the Offerer. In that regard, the Offerer may:

  —
  Dispose of its interest in the Company

  —
  Purchase the shares owned by Mr. Holtzman

  —
  Attempt to purchase a sufficient number of shares to effect a short-form merger

  —
  Negotiate a merger agreement with the Company's Board of Directors

  —
  Discontinue the selling relationship between the Company and the Offerer

  —
  Maintain the status quo

  •
  Pursuing an alternative transaction that is adverse to the Offerer may jeopardize the existing relationship with the Offerer which may adversely impact the Company's merchandising and growth strategies

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Issues Relating to Strategic Alternatives

        Ryan, Beck has not contacted alternative strategic or financial entities nor have we been asked to.

        In the Special Committee's analysis of the Tender Offer, and the alternatives to the Tender Offer, the following issues should be considered:

  •
  The Offerer's response to Mr. Shapiro's letter

  •
  The challenges facing potential strategic acquirers

  •
  Other strategic players have not expressed an acquisition interest in the Company since the Offerer's initial acquisition of shares in May 2001

  •
  The large ownership position by the Offerer may prevent another strategic player from pursuing an acquisition of the remaining shares of the Company

  •
  A transaction with a competitor of the Offerer may jeopardize the existing relationship with the Offerer which may adversely impact the Company's merchandising and growth strategies

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Issues Relating to Financial Alternatives

        In the Special Committee's analysis of the Tender Offer, and the alternatives to the Tender Offer, the following issues should be considered:

  •
  While the Company requires additional capital in order to grow and open new stores, the Company has limited financing alternatives

  •
  The Company's present status as a micro-cap company means any future equity financings could cause substantial dilution to existing shareholders

  •
  Many of the Company's assets are held in foreign jurisdictions which limits the ability of many US institutions to provide debt financing

  •
  A financial investor would be concerned about any financing transaction that disturbs the existing strategic relationship with the Offerer

  •
  There are a limited number of financial investors interested in specialty retail and jewelry

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VI. Draft Opinion Letter

Special Committee of the Board of Directors
Little Switzerland, Inc.
161-B Crown Bay Cruise Ship Port
P.O. Box 930
St. Thomas, U.S.V.I. 00804

Sir:

        You have requested our opinion as to the fairness from a financial point of view to the holders, other than the holders which are affiliates of the Company (as defined below), of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Little Switzerland, Inc. (the "Company") of the $2.40 per Share in cash to be received by such holders pursuant to the Offer to Purchase dated August 15, 2002 (the "Offer to Purchase") by TSAC Corp., an indirect wholly-owned subsidiary of Tiffany & Co. (the "Offerer").

        Ryan, Beck & Co., LLC ("Ryan, Beck") as a customary part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, public underwritings, private placements and valuations for corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including providing a fairness opinion to the Company's Board of Directors in connection with the sale of 7,410,000 Shares to the Offerer and the extension of a line of credit in an amount equal to $2.5 million to the Company by the Offerer in May 2001. Additionally, Peter R. McMullin, a Managing Director at Ryan, Beck served on the Board of Directors of the Company from April 1999 until May 2001. We were retained in August 2002 by the Special Committee of the Board of Directors of the Company (the "Special Committee") to render a fairness opinion and did not act as the Company's financial advisor in connection with, nor did we participate in the negotiations that lead to, the Offer to Purchase. We will receive a fee for our services and reimbursement of our expenses. Ryan, Beck does not make a market in the Company's Shares. In the ordinary course of our business as a broker-dealer, we may actively trade equity securities of the Company for our own account and the account of our customers, and, accordingly, may at any time hold a long or short position in such securities. Ryan, Beck has never had an investment banking relationship with the Offerer.

        In connection with this opinion, we have reviewed, among other things:

  •
  the Offer to Purchase;

  •
  the Annual Report on Form 10-K of the Company for the fiscal year ended May 26, 2001;

  •
  a draft Annual Report on Form 10-K of the Company for the fiscal year ended May 25, 2002;

  •
  the Proxy Statement on Schedule 14A dated January 4, 2002; and

  •
  certain internal financial analyses and forecasts for the Company prepared by its management.

        We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have:

  •
  reviewed the reported price and trading activity for the Shares;

  •
  compared certain financial and stock market information for the Company with similar information for certain other publicly-traded companies that are similar to the Company;

  •
  reviewed financial terms of certain recent business combinations in the retail jewelry industry;

  •
  performed a discounted cash flow analysis based on the projections of the Company's operations as prepared by its management;

  •
  analyzed the premiums that shareholders have received in certain other recent business combinations involving publicly-traded companies; and

  •
  performed such other studies and analyses as we considered appropriate.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information reviewed by us for the purposes of this opinion, whether publicly available or provided to us by the Company, and we have not assumed any responsibility for independent verification of such information. Ryan, Beck has further assumed that the financial budgets and projections provided to Ryan, Beck have been reasonably determined, prepared in good faith, based upon reasonable assumptions and reflect the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have not made or obtained any independent evaluations or appraisals of the assets or liabilities of the Company nor its subsidiaries and we have not been furnished with any such evaluations or appraisals.

        Our opinion expressed herein is provided for the information and assistance of the Special Committee in connection with its consideration of the transaction contemplated by the Offer to Purchase and such opinion does not constitute a recommendation as to how any member of the Special Committee or the Board of Directors of the Company should vote with respect to such transaction, nor does it constitute a recommendation as to whether any holder of Shares should tender Shares pursuant to the Offer to Purchase. Our opinion may not be relied upon by the Special Committee or the Company for any other purpose without our prior written consent.

        Based upon and subject to the foregoing and based upon such matters as we consider relevant, it is our opinion that as of the date hereof the $2.40 per Share in cash to be received by the holders, other than the holders which are affiliates of the Company, of Shares pursuant to the Offer to Purchase is fair from a financial point of view to such holders. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date of this letter. Subsequent events may affect the conclusions reached in this opinion, and we neither have, nor do we assume, any obligation to update, revise or reaffirm this opinion which speaks solely as of this date and with respect to matters contained herein.

Very truly yours,

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  I. Transaction Summary
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  II. Company Overview
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Twelve Months Ended August 12, 2002
Closing Price
Trading Volume
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Price Appreciation For Twelve Months Ended August 12, 2002
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  III. Valuation
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  IV. Conclusion
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  V. Other Considerations
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  VI. Draft Opinion Letter